CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2/A of our report dated December 9, 2006 relating to the consolidated financial statements of Titan Global Holdings, Inc. as of and for the year ended August 31, 2006. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

KBA GROUP LLP
Dallas, Texas
June 28, 2007